Exhibit 5.2

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

901 15th Street, NW, Suite1200 Washington, DC 20005 nelsonmullins.com

July 15, 2026

Viking Acquisition Corp. I

900 Third Avenue, 18th Floor

New York, NY 10022

Ladies and Gentlemen:

We have acted as special counsel to Viking Acquisition Corp. I, a Cayman Islands exempted company (the “Company”), in connection with the proposed issuance of the warrants to acquire common shares of the Company (the “Warrants”) to be issued in accordance with (i) that certain Public Warrant Agreement, dated as of October 30, 2025, by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), as warrant agent (as it may be amended, supplemented or otherwise modified from time to time, the “Public Warrant Agreement”), and (ii) that certain Private Warrant Agreement, dated as of October 30, 2025, by and between the Company and Continental, as warrant agent (as it may be amended, supplemented or otherwise modified from time to time, the “Private Warrant Agreement”, and together with the Public Warrant Agreement, the “Warrant Agreements”), and pursuant to the Business Combination Agreement (as amended by the Amendment No. 1 to Business Combination Agreement, dated as of May 15, 2026, and as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) dated as of April 16, 2026, by and among the Company, NorthStar Earth & Space Inc. (“NorthStar”), a corporation existing under the Canada Business Corporations Act (the “CBCA”), and Viking NS Amalgamation Corp., a corporation existing under the CBCA and a wholly-owned direct subsidiary of the Company. The Warrants are included in a registration statement on Form F-4 (File No. 333-297008) under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission on June 25, 2026, as amended (the “Registration Statement”). No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issuance of the Warrants.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In that connection, we have reviewed originals or copies of the following:

(a)	The Registration Statement;

(b)	The Warrant Agreements;

(c)	The specimen warrant certificate; and

(d)	Originals or copies of such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

As used herein, the term “Opinion Documents” means the Warrant Agreements and the specimen warrant certificate.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures;

(b)	The authenticity of the originals of the documents submitted to us;

California | Colorado | District of Columbia | Florida | Georgia | Illinois | Maryland | Massachusetts | Minnesota

New York | North Carolina | Ohio | Pennsylvania | South Carolina | Tennessee | Texas | Virginia | West Virginia

(c)	The conformity to authentic originals of any documents submitted to us as copies;

(d)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms;

(e)	That:

(i)	The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization;

(ii)	The Company has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents to which it is a party;

(iii)	The execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not:

A.	contravene its certificate or articles of incorporation, by-laws or other organizational documents;

B.	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

C.	result in any conflict with or breach of any agreement or document binding on it

(f)	That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that (a) when the Registration Statement has become effective under the Securities Act, (b) when the shareholders of the Company have approved, among other things, the Business Combination Agreement and the transactions contemplated thereby and related documentation, and (c) upon the Closing of the Business Combination and performance by all parties of their obligations under the Business Combination Agreement, when issued and delivered upon the terms and conditions set forth in the Registration Statement, the Business Combination Agreement and the Warrant Agreements, the Warrants will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and possible judicial action giving effect to governmental actions or foreign laws affecting warrant holders’ rights.

(b)	Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP

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